Intercompany Obligations Settlement Agreement

This Intercompany Obligations Settlement Agreement (“Agreement”) is made and entered into this the 4th day of November, 2011 by and among (i) LY Holdings, LLC (“LYH”); (ii) Lightyear Network Solutions, Inc. formerly known as Libra Alliance Corporation (“LYNS”) and (iii) Lightyear Network Solutions, LLC (“LNSLLC”); and (iv) Chris Sullivan (“Sullivan”).

Recitals:

A.           On or around February 12, 2010, as part of the exchange transaction contemplated by the Master Transaction Agreement dated as of February 12, 2010 by and between LYH and LYNS (the “Master Transaction Agreement”) and pursuant to that certain Securities Exchange Agreement (the “Securities Exchange Agreement”), LYH contributed the assets of its wholly-owned subsidiary LNSLLC to LYNS in exchange for 10,000,000 shares of LYNS common stock (the “Common Stock”) and 9,500,000 shares of LYNS preferred stock (the “Preferred Stock”).  The transaction consummated pursuant to the Master Transaction Agreement and related agreements shall be referred to herein as the “Exchange Transaction.”

B.           As a part of the Exchange Transaction, certain lenders to LYH contributed to LYNS term notes from LYH in the aggregate principal amount of $5,149,980 in exchange for 3,242,533 shares of Common Stock in LYNS.

C.           After this contribution, LYH was obligated to LYNS, and the resulting obligation of LYH to LYNS was evidenced by that certain Term Note dated February 12, 2010 (the “Term Note”).

D.           On or around February 11, 2010, LYH made, issued and delivered to Sullivan that certain Fifth Amended and Restated Commercial Note dated February 11, 2010 in the face principal amount of $8,000,000 (the “Sullivan Note”).

E.           Subsequently, pursuant to that certain Settlement Agreement dated as of April 29, 2010 by and among LYH, LNSLLC, Sullivan, LANJK, LLC, Rice Realty Company, LLC, Rigdon O. Dees, III, CTS Equities Limited Partnership and Ron Carmicle (the “Settlement Agreement”), LNSLLC purchased from Sullivan the Sullivan Note on an installment payment basis. As a result of this purchase, LYH was obligated to LNSLLC pursuant to the terms of the Sullivan Note. In addition, pursuant to Section 2 of the Settlement Agreement, Sullivan has the right, under certain circumstances, to declare the Settlement Agreement void and to unwind the transactions effected by the Settlement Agreement, which would reinstate Sullivan as the payee and the secured party under the Sullivan Note and related security agreements and pledges.

F.           The current aggregate principal balance of the Term Note and the Sullivan Note is $12,899,980 (the “LYH Principal Indebtedness”) and the current aggregate interest balance of the Term Note and the Sullivan Note is $1,223,203.02 (the “LYH Interest Indebtedness”).

G.           Subsequent to the date of the Settlement Agreement, LYNS or LNSLLC made installment payments to Sullivan pursuant to the Settlement Agreement and currently owes Sullivan $6,250,000 in principal under the Settlement Agreement (the “LYNS Principal Indebtedness”). As of October 31, 2011, the accrued but unpaid interest due to Sullivan under the Settlement Agreement is $ 98,458.90 (the “LYNS Interest Indebtedness to Sullivan” and together with the LYNS Principal Indebtedness to Sullivan, the “LYNS Indebtedness to Sullivan”).

H.           As of the date hereof, LYNS currently owes LYH $2,232,110 in accrued but undeclared dividends on the Preferred Stock (the “LYNS Preferred Stock Dividend”).

I.           The parties desire to settle and/or restructure the above-described intercompany obligations as more fully set forth herein.

J.           LANJK, LLC, Rice Realty Company, LLC, Rigdon O. Dees, III, CTS Equities Limited Partnership and Ron Carmicle (the “Letter Agreement Holders”) as parties to the Settlement Agreement also desire to restructure the above-described intercompany obligations and have agreed to execute an Acknowledgement to this Agreement consenting to the terms of the Agreement and the resulting modifications to the Settlement Agreement.

Agreement:

Now, therefore, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the parties agree as follows:

1.           LYH Principal Indebtedness. The parties hereto agree that the LYH Principal Indebtedness is $12,899,980. The parties acknowledge and agree that if the amount of the LYH Principal Indebtedness is incorrect for whatever reason, the LYH Principal Indebtedness shall be deemed to be $12,899,980 and all other amounts are hereby waived or discharged.

2.           LYNS Indebtedness to Sullivan. The parties hereto agree that the LYNS Principal Indebtedness to Sullivan is $6,250,000. The parties acknowledge and agree that if the amount of the LYNS Principal Indebtedness to Sullivan is incorrect for whatever reason, the LYNS Principal Indebtedness to Sullivan shall be deemed to be $6,250,000 and all other amounts are hereby waived or discharged.

3.           Exchange for LYH Principal Indebtedness.  In complete satisfaction of the LYH Principal Indebtedness, on November 4, 2011 (the “Effective Date”) LYH shall (a) surrender and waive its right to payment of the LYNS Preferred Stock Dividend; and (b) surrender to LYNS all 9,500,000 shares of Preferred Stock, and LYNS shall cancel and retire all such shares of Preferred Stock. After giving effect to such cancellation, Common Stock is the only authorized and issuable class of LYNS capital stock.  Upon LYH’s surrender of its right to the LYNS Preferred Stock Dividend and the Preferred Stock and LYNS’s cancellation of the Preferred Stock on the Effective Date, LYH’s obligations to LYNS for the LYH Principal Indebtedness shall be discharged and satisfied in full.

4.           Note for LYH Interest Indebtedness.  Contemporaneous with the execution of this Agreement, to document the LYH Interest Indebtedness LYH shall issue to LYNS a term note  in the form attached hereto as Exhibit A (the “LYH Term Note”) in the face principal amount of $1,223,203.02. The LYH Term Note shall accrue interest at one-year LIBOR rate plus 2% per annum and shall require payment of all principal and interest at its maturity five years from the Effective Date. The LYH Term Note shall be secured by a Security Agreement and Stock Pledge Agreement  in the form attached hereto as part of Exhibit A, whereby LYH grants to LYNS a security interest in and to all right, title and interest of LYH in and to two million (2,000,000)  shares of common stock of LYNS held by LYH.

5.           LYNS Indebtedness to Sullivan. Sullivan hereby consents to the transactions contemplated by Sections 3 and 4 of this Agreement, which include the discharge and satisfaction of the Sullivan Note. In addition, contemporaneous with the execution of this Agreement, Sullivan waives and surrenders his right to rescind and declare void the transactions contemplated by the Settlement Agreement. In consideration for such consent, waiver and surrender and in order to amend and restate the obligations to Sullivan set forth in the Settlement Agreement, contemporaneously with the execution of this Agreement, LNSLLC and LYNS shall issue to Sullivan a term note and related security agreement in the forms attached hereto as Exhibit B (collectively, the “New Sullivan Note”) which shall amend and restate the obligations to Sullivan for the LYNS  Principal Indebtedness to Sullivan. The parties acknowledge and agree that the LYNS Interest Indebtedness to Sullivan shall be paid by LNSLLC and/or LYNS on November 10, 2011 and that such payment obligation shall be unchanged by this Agreement. All subsequent principal and interest payments shall be made pursuant to the terms of the New Sullivan Note. The New Sullivan Note shall be secured by the following (a form of which is attached hereto as a part of Exhibit B): (i) Guaranty Agreement executed by Sherman Henderson in favor of Sullivan; (ii) Security Agreement whereby Rice-LY Ventures, LLC (“Rice-LY”) grants Sullivan a security interest in Rice-LY’s membership interest in LYH; and (iii) Security Agreement whereby LANJK, LLC (“LANJK”) grants Sullivan a security interest in LANJK’s membership interest in LYH.

6.           First Savings Bank.  LYNS has a line of credit with First Savings Bank, F.S.B. (“FSB”) in the approximate amount of $2.0 million for which LYH has pledged 2.0 million shares of Preferred Stock (represented by Stock Certificate 102) pursuant to that certain Stock Pledge Agreement dated January 21, 2011.  FSB has agreed to release this Preferred Stock as collateral provided that LYH pledge 2.0 million shares of Common Stock as replacement collateral.  Upon the execution of this Agreement, LYH shall grant a pledge of 2.0 million shares of Common Stock pursuant to a Stock Pledge Agreement in the form attached hereto as Exhibit C.

7.           Letter Agreement Holders. Letter Agreement Holders hereby consent to the transactions contemplated by this Agreement.  In connection with the amendment and restatement of the obligations to Sullivan set forth in the Settlement Agreement, each letter Agreement holder hereby acknowledges and agrees to the termination of (a) the security interest in the Letter Agreements granted by the Letter Agreement Holders to LNSLLC pursuant to Section 5 of the Settlement Agreement and (b) LNSLLC option to purchase the Letter Agreements pursuant to Section 6 of the Settlement Agreement.

8.           Representation with respect to the Common Stock and Preferred Stock. Except for the security interest in the Preferred Stock held by FSB, which is to be released by FSB pursuant to the terms of this Agreement and a Collateral Release Agreement in the form attached hereto as Exhibit D, LYH represents and warrants that it has valid title to and is the owner of the Common Stock and Preferred Stock, free and clear of any liens, security interests, encumbrances or claims. There are no outstanding subscription rights, warrants, options, conversion rights, or other rights or agreements of any kind whatsoever related to the Common Stock and Preferred Stock.

9.           Representations and Warranties. Each of the parties to this Agreement represents, warrants and covenants as of the date hereof, as follows:

a.      Each party hereto has the requisite power, capacity and authority to enter into this Agreement. The execution and delivery hereof and the performance by each party hereto of his or its obligations hereunder will not violate or constitute an event of default under the terms and provisions of any agreement, document or instrument to which any such party is a party or by which any such party is bound;

b.      This Agreement is a valid and binding obligation of each party hereto; and

c.      To the best of each party’s knowledge as of the date hereof, each party is in full compliance with all applicable laws and other local, municipal, regional, state or federal requirements and no party hereto has received actual notice from any governmental authority that he or it is not in full compliance with all applicable laws and any other local, municipal, regional, state or federal requirements.

10.           Singular and Plural Terms.  Wherever the context requires, the singular number shall include the plural, the plural the singular, and the use of any gender shall include all genders.

11.           Binding Effect.  This Agreement shall bind and inure to the benefit of the parties and their respective successors and permitted assigns.

12.           Governing Law.  This Agreement has been delivered and accepted at and will be deemed to have been made at Louisville, Kentucky and will be interpreted and the rights and liabilities of the parties hereto determined in accordance with the laws of the Commonwealth of Kentucky, without regard to conflicts of law principles. If any provision of this Agreement shall be determined to be illegal or unenforceable by any court of law or any competent governmental or other authority, the remaining provisions shall be severable and enforceable in accordance with their terms.

13.           Jurisdiction.  The parties hereby irrevocably agree and submit to the exclusive jurisdiction of any state or federal court located within Jefferson County, Kentucky, and waive any objection based on forum non conveniens and any objection to venue of any such action or proceeding.

14.           Waiver of Jury Trial.  The parties hereto each waive any right to trial by jury in any action or proceeding relating to this Agreement, or any actual or proposed transaction or other matter contemplated in or relating to any of the foregoing.

15.           Miscellaneous. This Agreement constitutes the entire understanding between the parties with respect to the subject matter hereof and supersedes all prior or contemporaneous agreements in regard thereto. This Agreement cannot be amended except by an agreement in writing signed by the authorized representatives of all the parties and specifically referring to this Agreement. The paragraph headings set forth herein are for convenience purposes only and do not constitute a substantive part of this Agreement.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

In Witness Whereof, the parties hereto have executed this Agreement on the date first written above.

LY Holdings, LLC

By:	/s/ W. Brent Rice
W. Brent Rice
Authorized Party

Lightyear Network Solutions, LLC

By:	/s/ Stephen M. Lochmueller
Stephen M. Lochmueller
Chief Executive Officer

Lightyear Network Solutions, Inc.

By:	/s/ Stephen M. Lochmueller
Stephen M. Lochmueller
Chief Executive Officer

/s/ Chris Sullivan
Chris Sullivan

Acknowledgement

Each of the following parties (each a Letter Agreement Holder as defined in the Settlement Agreement): (i) acknowledges that this Agreement modifies the terms of the Settlement Agreement (and any amendments thereto) related to the Letter Agreements (as defined in the Settlement Agreement) including, but not limited to, termination of (a) the security interest in the Letter Agreements granted by the Letter Agreement Holders to LNSLLC pursuant to Section 5 of the Settlement Agreement and (b) LNSLLC option to purchase the Letter Agreements pursuant to Section 6 of the Settlement Agreement; (ii) agrees to the terms of this Agreement and the transactions contemplated hereby; and (iii) acknowledges that this Agreement amends and restates, among other things, the financial obligations to Sullivan for the LYNS Indebtedness to Sullivan under the Settlement Agreement.

Dated: November 4, 2011

/s/ Ridgon O. Dees, III
Ridgon O. Dees, III

/s/ Ron Carmicle
Ron Carmicle

Rice Realty Company, LLC

By:	/s/ W. Brent Rice
W. Brent Rice
Authorized Party

LANJK, LLC

By:	/s/ J. Sherman Henderson III
J. Sherman Henderson III
Authorized Party

CTS Equities Limited Partnership

By:	/s/ Chris Sullivan
Chris Sullivan
Authorized Party

EXHIBIT A

LYH Term Note and Related Security Documents

EXHIBIT B

New Sullivan Note and Related Security Documents

EXHIBIT C

Stock Pledge Agreement

EXHIBIT D

Collateral Release Agreement